Exhibit 23.4

CONSENT OF

LEE M. AMAITIS

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named as a person about to become a director of BGC Partners, Inc. the Registration Statement on Form S-1 (including any and all amendments or supplements thereto) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

By:	/s/ Lee M. Amaitis
Lee M. Amaitis